Exhibit 10.17

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”) is dated as of December __, 2003, by and between Invensys plc, a corporation organized under the laws of England and Wales, having its registered office at Invensys House, Carlisle Place, London, SW1P1 BX (“Invensys”) and Sensus Metering Systems Inc., a Delaware corporation formerly known as IMS Meters Holdings, Inc. (“Purchaser”).

WHEREAS, Purchaser, Invensys and certain subsidiaries and affiliates of Invensys entered into that certain Stock Purchase Agreement, dated as of October 21, 2003 (with all addenda thereto, the “Stock Purchase Agreement”), providing for the acquisition by Purchaser of the Shares.  Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement.

WHEREAS, Invensys, through the operations of the Companies and the Subsidiaries, was engaged in the conduct of the Metering Business (as defined in Section 2(a)(iv) herein) prior to the Closing Date.

WHEREAS, it was contemplated by the Stock Purchase Agreement that Invensys  would, and would cause its present and future Affiliates to, agree to refrain from competing with Purchaser, on the terms and conditions set forth in this Agreement.

WHEREAS, Invensys understands that Purchaser shall be entitled to protect and preserve the going concern value of the Metering Business to the extent permitted by law and that Purchaser would not have entered into the Stock Purchase Agreement absent the provisions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements and understandings contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.             Purchase Price.  In consideration of the covenants and agreements contained in Sections 2, and 3 below, at the Closing, Purchaser shall pay Invensys Thirty Million Dollars ($30,000,000) by wire transfer of immediately available funds to an account or accounts designated by Invensys in writing at least three (3) Business Days prior to the Closing Date.

2.             Non-Competition.  (a)  Invensys hereby covenants and agrees that:

(i)            Except as otherwise provided herein or in Section 8.11 of the Stock Purchase Agreement, for a period of four (4) years immediately following the Closing Date, Invensys shall not, and shall cause its Affiliates (including, subject to Section 2(a)(ii) below, those Persons that become Affiliates during the four (4) years following the Closing Date) not to, directly or indirectly engage in activities or businesses, establish any new businesses, or enter into joint ventures that compete with the Metering Business as it was conducted as of the Closing anywhere in the world.  Nothing contained herein shall prohibit Invensys, or any Affiliate of Invensys, from being a passive owner of less than one percent (1%) of the outstanding stock or any class of securities of a corporation or other entity which is publicly traded and which would otherwise constitute a Competing Business (as such term is defined herein).

(ii)           Notwithstanding the provisions of Section 2(a)(i), Invensys or any Affiliate (including those Persons that become Affiliates during the four (4) years following the Closing Date), may acquire control of an entity (an “Acquired Entity”) which engages in a business that competes with the Metering Business (a “Competing Business”), if the Acquired Entity derived not more than ten percent (10%) of its revenues during its most recent fiscal year prior to acquisition by Invensys or an Affiliate from the Competing Business; provided, that Invensys shall, within six months following the closing of the acquisition of the Acquired Entity, commence to negotiate in good faith with Purchaser for the sale of the Competing Business to (in Purchaser’s discretion) Purchaser, any Company or any Subsidiary; provided further, however, that in the event that Invensys or an Affiliate engages in a bona fide solicitation of offers to purchase the Competing Business from one or more third parties, Invensys shall be deemed to have complied with its obligation to commence to negotiate in good faith with Purchaser if it provides Purchaser with an opportunity to participate in such solicitation process on the same terms and conditions applicable to any other third party.  For four (4) years following the Closing Date, neither Invensys nor its Affiliates shall transfer any materials, confidential information or personnel who have knowledge of the Metering Business to any Acquired Entity which engages in a Competing Business.  For the avoidance of doubt, Purchaser hereby acknowledges and agrees that in the event that Invensys commences to negotiate in good faith with Purchaser for the sale of the Competing Business as required in this Section 2(a)(ii), and the parties are unable to reach a mutually acceptable agreement with respect to such sale, Invensys shall be entitled to retain and operate the Competing Business.

(b)           (i)            Notwithstanding anything to the contrary contained herein, if any third party not currently an Affiliate of Invensys as of the date hereof acquires, prior to the fourth anniversary of the Closing Date, (A) fifty percent (50%) or more of the voting securities of Invensys, including by way of merger or any other business combination with Invensys or (B) all or substantially all assets of Invensys, then, nothing in this Agreement shall: (y) be a limitation on any activities of such acquiring party or any entity directly or indirectly controlling, controlled by or under common control with such acquiring party (other than Invensys or Invensys’ Affiliates who are acquired and are subject to the provisions of this Agreement, who shall remain subject to the provisions of this Agreement through the fourth anniversary of the Closing Date) or (z) give rise to any obligation of Invensys with respect to the activities of such acquiring party or any entity directly or indirectly controlling, controlled by or under common control with such acquiring party (other than Invensys or Invensys’ Affiliates who are acquired and are subject to the provisions of this Agreement at the time of such acquisition).

(ii)           Notwithstanding anything to the contrary contained herein, any Subsidiary or business sold or otherwise disposed of by Invensys shall no longer be subject to the provisions of this Agreement (and neither Invensys nor any other Person shall be subject to the provisions of this Agreement with respect to such Subsidiary or business); provided, that such Subsidiary or business (and Invensys with respect thereto) shall not be so released if Invensys retains a greater than twenty-five percent (25%) interest in such Subsidiary or business.

(iii)          For purposes of this Agreement, the “Metering Business” will be defined as the business of providing the following products and services for metering and communication by or for utilities or residential/commercial submetering entities of water, gas, electricity and heat consumption by their customers:

(A)                              Residential Water Meters (Velocity, Positive Displacement, Piston or otherwise);

(B)                                Commercial / Industrial Water Meters (Turbine, Combination, Propeller, Irrigation, Fire Hydrant, Fire Service, or otherwise);

(C)                                Sub Meters - Water, Gas, Electric and Heat;

(D)                               Residential Gas Meters (Diaphragm and Ultrasonic);

(E)                                 Intermediate and Large Capacity Gas Meters (Diaphragm and Ultrasonic);

(F)                                 Turbine Gas Meters;

(G)                                Pressure Regulation Products;

(H)                               Correlative Natural Gas, Energy and Density Measurement Products;

(I)                                    Residential and Polyphase Solid-State Electricity Meters;

(J)                                   Heat Meters (Velocity and Ultrasonic);

(K)                               Heat Integrators;

(L)                                 Bulk Hot Water Meters;

(M)                            Automatic Meter Reading Devices or Systems for any of the foregoing;

(N)                               Meter Test Equipment for any of the foregoing;

(O)                               Instrumentation for any of the foregoing;

(P)                                 Meter accuracy testing and recalibration services;

(Q)                               Project management services related to Metering and AMR activities; and

the business of providing other products and services as follows:

(R)                                Pipe Repair, Pipe Tapping and Pipe Joining Products;

(S)                                 High Pressure, Low Porosity Aluminum Die Castings;

(T)                                Services to utilities related to the procurement, testing, repair and management of meter populations; and

(U)                               Software applications sold, licensed or offered as a service to utilities and used to manage billing and meter data management for utilities and submetering entities.

(c)           It is the intention of the parties hereto that this Agreement be enforced to the fullest extent permitted by applicable law and, therefore, in the event that any provision of this Agreement or the application thereof is held to be unenforceable in any jurisdiction because of the duration or scope thereof, the parties hereto agree that the court or panel or arbitrators making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law, but no such reduction shall affect the enforceability of the express terms hereof in any other jurisdiction.

3.             Non-Solicitation.  Invensys hereby covenants and agrees that for a period of two (2) years following the Closing Date that it shall not, and shall cause its Affiliates (including those Persons that become Affiliates during the two (2) years following the Closing Date) not to: (a) solicit, entice, persuade or induce any of the management employees of  the Companies and the Subsidiaries to terminate his or her employment with Purchaser or its Affiliates; (b) solicit the employment of any such individual; (c) approach any such individual for any of the foregoing purposes; or (d) assist in taking such actions by any third party, in each case without the prior written consent of Purchaser; provided, however, that this Agreement shall not prohibit soliciting the employment of any such individual who has been terminated by Purchaser or its Affiliates; and provided, further, that the placement of advertisements in newspapers or journals of general circulation not directed or targeted to any such individual shall not constitute solicitation for purposes of this Section 3.

4.             Referral of Business Opportunities.  From and after the Closing, for a period of 4 years, Invensys and Sellers and their respective Affiliates shall use their commercially reasonable efforts to (i) refer to Purchaser and its Affiliates all incoming business inquiries, customer orders and other matters related to the Metering Business, including, without limitation, all customer orders received by Invensys, Sellers and their respective Affiliates via computer or other automated inventory control systems, and (ii) timely deliver to the Purchaser such customer orders in printed form for use by Purchaser and its Affiliates.  To the extent customers orders are delivered to third party electronic data interchange providers, such providers will be instructed to transmit such orders to the Purchaser or the Purchaser’s designated Affiliate or providers.

5.             Acknowledgement.  Invensys acknowledges that the restrictions on its activities under this Agreement are necessary for the reasonable protection of Purchaser and constitute a material inducement to Purchaser’s entering into and performing its obligations under the Stock Purchase Agreement.  Invensys further acknowledges, stipulates and agrees that a breach of any of such obligations and agreements will result in irreparable harm and continuing damage to Purchaser for which there will be no adequate remedy at law and further agrees that in the event of any breach of said obligations and agreements, Purchaser and its successors and assigns will be entitled to injunctive relief and to such other relief as is proper under the circumstances.

6.             Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given when (i) delivered personally or (ii) mailed by certified or registered mail, return receipt requested, or (iii) sent by FedEx or other nationally recognized express carrier, fee prepaid to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to Invensys:

Invensys plc
Carlisle Place
London, SW1P 1BX
United Kingdom
Attn: Corporate Secretary
Facsimile: (44) (207) 821-3806

With a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn:	Ellen J. Odoner, Esq.
Marita A. Makinen, Esq.
Facsimile: (212) 310-8007

If to Purchaser, to:

Sensus Metering Systems Inc.
c/o The Jordan Company LLC
767 Fifth Avenue
48th Floor
New York, New York 10153
Attn: Jonathan F. Boucher
Telecopy: (212) 755-5263
Telephone: (291) 572-0817

With a copy to:

Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, New York 10019

Attn: James B. Carlson, Esq.
Telecopy: (212) 262-1910
Telephone: (212) 506-2515

7.             Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

8.             Entire Agreement; Amendments.  This Agreement, together with the Stock Purchase Agreement and the ancillary documents executed in connection therewith, contains the entire understanding of the parties, supersedes all prior and contemporaneous agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

9.             Counterparts.  This Agreement may be executed by the parties in separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which, when taken as a whole, shall constitute one and the same instrument.

10.           Section Headings and References.  The headings of each Section, subsection or other subdivision of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

11.           Binding Effect; No Third Party Beneficiaries; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights or any obligations in any Person or entity not a party to this Agreement.  No party may assert any claim against any officer, director, stockholder, partner or member of any party hereto (unless such officer, director, stockholder, partner or member is also a party hereto) under this Agreement with respect to any obligation arising out of this Agreement or the transactions contemplated hereby.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either Invensys or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign this Agreement and any or all rights or obligations hereunder to (i) any Affiliate of Purchaser, (ii) any lender of Purchaser as collateral security or (iii) any successor in interest to Purchaser, provided that such successor in interest acquires all or substantially all of the Shares or all or substantially all of the assets of all of the Companies and all of the Subsidiaries.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

12.           Expenses.  Each party hereto shall pay its own expenses in connection with the execution, delivery and performance of its obligations under this Agreement.

[The Remainder of this Page Is Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

INVENSYS PLC

By:
Name:
Title:

SENSUS METERING SYSTEMS INC.

By:
Name:
Title: